Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in this registration statement on Form S-4 of Hologic, Inc. of our report dated February 23, 2006 with respect to the balance sheets of Suros Surgical Systems, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K of Hologic dated June 30, 2006, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

August 14, 2007